Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Kymera Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Kymera Therapeutics, Inc. 2020 Stock Option and Incentive Plan Common Stock, $0.0001 par value per share	457(h)	2,062,956(2)	$38.88(3)	$80,207,729.28	$0.0000927	$7,435.26

Equity	Kymera Therapeutics, Inc. Amended and Restated 2020 Employee Stock Purchase Plan Common Stock, $0.0001 par value per share	457(h)	438,898(4)	$33.05(5)	$14,505,578.90	$0.0000927	$1,344.67

Total Offering Amounts					$94,713,308.18		$8,779.93

Total Fee Offsets							$0

Net Fee Due							$8,779.93

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the Kymera Therapeutics, Inc. 2020 Stock Option and Incentive Plan (the “Plan”) and the Kymera Therapeutics, Inc. Amended and Restated 2020 Employee Stock Purchase Plan (the “ESPP”), by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)

Represents an automatic increase of 2,062,956 shares of Common Stock to the number of shares available for issuance under the Plan, effective January 1, 2022. Shares available for issuance under the Plan were previously registered on registration statements on Form S-8 filed with the Securities and Exchange Commission on August 21, 2020 (File No. 333-248249) and March 11, 2021 (File No. 333-254122).

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Registrant’s common stock, as quoted on the Nasdaq Global Market, on February 18, 2022.

(4)

Represents an automatic increase of 438,898 shares of Common Stock to the number of shares available for issuance under the ESPP, effective January 1, 2022. Shares available for issuance under the ESPP were previously registered on registration statements on Form S-8 filed with the Securities and Exchange Commission on August 21, 2020 (File No. 333-248249) and March 11, 2021 (File No. 333-254122).

(5)

The price of $33.05 per share, which is 85% of the average of the high and low sale prices of the Common Stock of the Registrant as quoted on the Nasdaq Global Market on February 18, 2022, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act and has been used as these shares are without a fixed price. Pursuant to the ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the fair market value of a share of Common Stock on the first trading day of the offering period or on the exercise date, whichever is less.